Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

Heska Announces Record Q2 2006 Results

First Profitable Second Quarter

LOVELAND, CO, July 25, 2006 - Heska Corporation (NASDAQ:HSKA) today reported financial results for its second quarter ended June 30, 2006.

Heska Corporation (“Heska” or the “Company”) second quarter results include:

—	$18.5 million revenue - the highest second quarter result in Company history
—	12% Revenue Growth compared to prior year second quarter
—	Gross Margin improvement of over 7.5 percentage points compared to prior year second quarter to 41.2%
—	$622 thousand in income from operations - the first time the Company has had operating income in the second quarter
—	Over a $1 million improvement in net income (loss) compared to prior year second quarter

“We are extremely pleased to report our first profitable second quarter and profitability for the January through June six month period,” said Robert Grieve, Heska’s Chairman and CEO. “The 10% growth in our Core Companion Animal Health segment for both the second quarter and first six months of 2006 reflects our continuing commitment to both improving profitability while growing our core business. Once again, we were able to grow our revenues at the same time we significantly increased our gross margins.”

Segment Product Revenue
Total product revenue for the second quarter of 2006 was $18.2 million, up 12% from $16.2 million in the second quarter of 2005. Heska Corporation’s business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health    This segment includes revenue from the Company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines, primarily for canine and feline use. In the second quarter of 2006, this segment generated product revenue of $14.7 million, up 10% as compared to $13.3 million in the second quarter of 2005.

Other Vaccines, Pharmaceuticals and Products    This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals, horses and fish. In the second quarter of 2006, this segment generated product revenue of $3.5 million, up 24% as compared to $2.8 million in the second quarter of 2005.

Investor Conference Call
Management will conduct a conference call on Tuesday, July 25, 2006 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the second quarter 2006 financial results. To participate, dial (800)240-5318 (domestic) or (303)262-2137 (international); the conference call access number is 11065798. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until August 8, 2006. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com until August 8, 2006.

About Heska
Heska Corporation (Nasdaq: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines. The company’s core focus is on the canine and feline markets where it strives to provide high value products for unmet needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties regarding Heska’s ability to achieve sustained and/or material profitability; uncertainties regarding the accuracy of any current or future financial guidance; risks regarding Heska’s ability to successfully market, sell and distribute its products; risks regarding the loss of large customers such as distributors; uncertainties regarding Heska’s reliance on third parties who Heska has granted substantial marketing rights to certain of Heska’s existing products; uncertainties regarding the impact of revenue fluctuations or shortfalls versus our expectations on Heska’s cash flow and liquidity as many of Heska's expenses are fixed; competition; risks regarding Heska’s reliance on third-party suppliers, which is substantial; risks regarding the commercialization and market acceptance of products Heska may introduce in the future; uncertainties regarding the outcome of relationships and collaborations with third parties from which Heska is hoping to generate new product opportunities; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

Financial Table Follows:

HESKA CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2006	2005	2006

Revenue, net:
Product revenue, net:
Core companion animal health	$13,324	$14,652	$26,180	$28,911
Other vaccines, pharmaceuticals and products	2,847	3,520	6,827	6,229

Total product revenue, net	16,171	18,172	33,007	35,140
Research, development and other	394	365	712	897

Total revenue	16,565	18,537	33,719	36,037

Cost of revenue:
Cost of products sold	10,752	10,795	21,809	21,007
Cost of research, development and other	288	113	467	548

Total cost of revenue	11,040	10,908	22,276	21,555

Gross profit	5,525	7,629	11,443	14,482

Operating expenses:
Selling and marketing	3,428	3,607	7,227	7,281
Research and development	950	1,104	2,177	1,849
General and administrative	1,854	2,296	3,849	4,688

Total operating expenses	6,232	7,007	13,253	13,818

Income (loss) from operations	(707)	622	(1,810)	664
Interest and other expense, net	60	286	265	546

Income (loss) before income taxes	(767)	336	(2,075)	118
Income tax expense	--	34	--	55

Net income (loss)	$(767)	$302	$(2,075)	$63

Basic and diluted net income (loss) per share	$(0.02)	$0.01	$(0.04)	$0.00

Weighted average shares used to compute basic net income (loss) per share	49,521	50,251	49,448	50,189

Weighted average shares used to compute diluted net income (loss) per share	49,521	51,594	49,448	52,174

Balance Sheet Data
(in thousands)
(unaudited)

	December 31,	June 30,
	2005	2006

Cash and cash equivalents	$5,231	$5,188
Total current assets	26,845	27,175
Total assets	36,784	36,524
Line of credit	9,453	9,493
Current portion of long-term debt and capital leases	1,263	1,275
Total current liabilities	20,722	20,633
Long-term debt and capital leases	2,703	2,315
Stockholders’ equity	3,233	3,867
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